SIXTH AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Sixth Amended and Restated Employment Agreement ("Agreement") is entered into as of the 1st day of March 2000, by and between Saks Incorporated ("Company"), and R. Brad Martin ("Executive").

Company and Executive agree as follows:

1. Employment. Company hereby employs Executive as Chief Executive Officer of Company. It is anticipated that Executive will be elected Chairman of the Board.

2. Duties. During his employment, Executive shall devote substantially all of his working time, energies, and skills to the benefit of Company's business. Executive agrees to serve Company diligently and to the best of his ability and to use his best efforts to follow the policies and directions of Company's Board of Directors.

3. Compensation. Executive's compensation and benefits under this Agreement shall be as follows:

(a) Base Salary. Company shall pay Executive a base salary ("Base Salary") at a rate of no less than $950,000 per year. In addition, the Board of Directors of Company shall, in good faith, consider granting increases in such Base Salary based upon such factors as Executive's performance and the growth and/or profitability of Company. Executive's Base Salary shall be paid in installments in accordance with Company's normal payment schedule for its senior management. All payments

(b) Bonus. In addition to the Base Salary, Executive shall be eligible pursuant to the 1998 Senior Executive Bonus Plan for a yearly cash bonus with a maximum potential of 150% ("Maximum Bonus Potential") of Base Salary based upon his performance, in accordance with specific annual objectives, set in advance, all as approved by the Board of Directors.

(c) End of Five-Years Service Stock Grants. In accordance with Executive's prior employment agreements, Company shall issue to Executive fifty thousand (50,000) shares of common stock as soon as possible after October 11, 2001, provided Executive has served the Company continuously for five years following October 11, 1996, the date of Executive's Second Amended and Restated Employment Agreement. In the event of Executive's death prior to October 11, 2001, Executive's estate s

(d) Annual Stock Grant Bonus. Pursuant to the 1998 Senior Executive Bonus Plan, an amount up to twenty thousand (20,000) shares of Company common stock may be issued to Executive as soon as possible after the end of each fiscal year of Company, based upon annual targeted growth in intrinsic value of the Company or other factors, as determined by the Human Resources Committee of the Board of Directors. The Human Resources Committee, subject to approval from the Board of Directo

(e) Second Annual Stock Grant Bonus. Pursuant to the 1998 Senior Executive Bonus Plan, Company shall award Executive a bonus of up to 20,000 (twenty thousand) shares of Company common stock on the basis of growth in earnings per share with the Human Resources Committee of the Board of Directors setting the objectives in advance. The Human Resources Committee shall have sole and exclusive discretion to determine whether that objective has been met, and the Committee may consider

(f)New Option Grant. Executive is granted a non-qualified option ("Option") to purchase 500,000 shares of Company common stock at an option price equal to the closing price of the stock at the close of business on February 18, 2000 (the "Grant Date"), as reported in the Wall Street Journal. The Option is granted pursuant to the Company's 1994 Amended and Restated Long-Term Incentive Plan ("1994 LTIP"), and shall be subject to the terms and conditions thereof. The Option s

(g) New Restricted Stock Grant. Executive is granted 100,000 share of Company common stock to vest 100% on February 18, 2003.

(h)Effect of Change In Control on Options and Restricted Stock. In the event of a Change in Control (as defined in the Company's 1994 LTIP), any Options and restricted stock granted to Executive prior to such Change In Control shall immediately vest.

(i) Forgiveness of Loan. Company shall continue to forgive the original $500,000 interest-free loan due January 31, 1999, in $100,000 increments, at the end of each fiscal year; provided, however, that Executive must continue to be employed by Company for any portion of the loan to be forgiven, and provided further that Executive must repay any outstanding balance if he terminates employment.

(j) Company Aircraft. Company requires Executive to use Company aircraft for personal or family use, whenever possible. Such use is important for the safety of Executive and so that Executive may remain in communications with other Company officials as necessary. Executive may use Company aircraft or charter aircraft for such uses without further reimbursement to Company.

Upon Executives termination of employment for any reason, Executive shall be entitled to use at his discretion and without cost to Executive, an aircraft, comparable in size and quality to the aircraft he is using as of this date, for 250 hours a year for three years.

Upon Executives termination of employment for any reason after a Change in Control (as defined in the 1994 LTIP), Executive shall have the option to buy any one Company aircraft at its then book value on the Companys books. If he exercises this option, Company shall reimburse him for the operating costs of the aircraft for up to 250 hours per year for three years.

(k) Future Restricted Stock Agreement. Beginning in fiscal year 2001, Company shall enter into a new restricted stock agreement patterned after Executive's prior restricted stock agreement entered into in 1998, following the significant terms of the 1998 agreement as it relates to number of shares and vesting.

(l) Birmingham Expenses. Because Company requires Executive to spend time in Birmingham, Alabama, Company shall reimburse Executive for the expenses of one Birmingham country club and one car in Birmingham.

4. Insurance and Other Expenses and Benefits. Company shall allow Executive to participate in each employee benefit plan and to receive each executive benefit that Company provides for senior executives at the level of Executive's position.

(a) Company shall pay the reasonable costs for Executive's tax and financial planning, and shall buy split-dollar life insurance for Executive in accordance with the directions of the Human Resources Committee of the Board. In addition, Company shall reimburse Executive, as additional compensation, his share of annual premiums paid for split dollar life insurance.

(b) Company shall provide security for Executive's residences or shall reimburse Executive for such expenses.

(c) Because Company requires Executive to spend time in New York City, Company shall provide Executive with a driver for the New York area, and, at Executives request, shall provide a New York apartment or reimburse Executive for all the costs of such apartment, including but not limited to utilities, insurance, housekeeping, and capital costs. Executive shall cooperate with Company to determine the proper method of providing these services or reimbursing the Executive for such expense

(d) Executive shall be entitled to lifetime participation in Companys health plan in the event that he retires from Company.

5. Term; termination without Cause or for Good Reason. The term of this Agreement shall be for five (5) years, provided, however, that Company may terminate this Agreement at any time without Cause, as defined below, upon thirty (30) days' prior written notice and Executive may terminate this Agreement for Good Reason. Good Reason shall mean a mandatory relocation from the Memphis, Tennessee area, or at any time Executive chooses to terminate employment within one year after a Change

(a) a sum equal to the Base Salary then in effect plus 25% of Executive's Maximum Bonus Potential times the longer of 3 years or the balance of the time remaining in the Term, and

(b) immediate vesting of all stock options and restricted stock awards (including service grants) with the ability to exercise the stock options for the shorter of two years or the original expiration period of the option, and

(c) participation in Company's health plans, with family coverage, for his life, and continuation of split-dollar insurance agreements for five years, and

(d) vesting at the retirement rate in Companys Supplemental Savings Plan with no reduction in the current rate of return, and

(e) if any payment, right or benefit provided for in this Agreement or otherwise paid to Executive by Company is treated as an "excess parachute payment" under Section 280(G)(b) of the Internal Revenue Code of 1986, as amended, (the "Code"), Company shall indemnify and hold harmless and make whole, on an after-tax basis, Executive for any adverse tax consequences, including but not limited to providing to Executive on an after-tax basis the amount necessary to pay any tax imposed by Code

In addition, this Agreement shall terminate upon the death of Executive, except as to: (a) Executive's estate's right to exercise any unexercised stock options pursuant to Company's stock option plan then in effect, with it being understood that Company would follow its traditional policy of vesting all of Executives stock options upon death, (b) other entitlements under this contract that expressly survive death, (c) vesting at the retirement rate of benefits under Company's Supplemental Saving

6. Termination by Company for Cause. (a) Company shall have the right to terminate Executive's employment under this Agreement for Cause, in which event no salary or bonus shall be paid after termination for Cause except for (i) earned but unpaid wages and benefits, and (ii) Company shall vest a pro rata fractional portion of Executive's stock options based on the number of days Executive was employed since the last vesting of such options. Termination for Cause shall be effective i

(b) In the event that Executive's employment is terminated, Executive agrees to resign as an officer and/or director of Company (or any of its subsidiaries or affiliates), effective as of the date of such termination, and Executive agrees to return to Company upon such termination any of the following which contain confidential information: all documents, instruments, papers, facsimiles, and computerized information which are the property of Company or such subsidiary or affiliate.

7. Disability. If Executive becomes disabled at any time during the term of this Agreement, he shall after he becomes disabled continue to receive all payments and benefits provided under the terms of this Agreement for a period of twelve consecutive months, or for the remaining term of this Agreement, whichever period is shorter. In the event that Executive is disabled for more than twelve consecutive months during the term of this Agreement, Executive shall, at the expiration of t

8. Non-competition; Unauthorized Disclosure.

(a) Non-competition. During the period Executive is employed under this Agreement, and for a period of two years thereafter, Executive:

(i) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition with (i) the businesses conducted at the date hereof by Company or any subsidiary or affiliate, or (ii) any business in which Company or any subsidiary or affiliat

(ii) shall not solicit, in competition with Company, any person who is a customer of the businesses conducted by Company at the date hereof or of any business in which Company is substantially engaged at any time during the term of this Agreement; and

(iii) shall not induce or attempt to persuade any employee of Company or any of its divisions, subsidiaries or then present affiliates to terminate his or her employment relationship in order to enter into competitive employment.

(b) Unauthorized Disclosure. During the period Executive is employed under this Agreement, and for a further period of two years thereafter, Executive shall not, except as required by any court or administrative agency, without the written consent of the Board of Directors, or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of

(c) Scope of Covenants; Remedies. The following provisions shall apply to the covenants of Executive contained in this Section 8:

(i) the covenants contained in paragraph (i) and (ii) of Section 8(a) shall apply within all the territories in which Company is actively engaged in the conduct of business while Executive is employed under this Agreement, including, without limitation, the territories in which customers are then being solicited;

(ii) without limiting the right of Company to pursue all other legal and equitable remedies available for violation by Executive of the covenants contained in this Section 8, it is expressly agreed by Executive and Company that such other remedies cannot fully compensate Company for any such violation and that Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

(iii) each party intends and agrees that if, in any action before any court or agency legally empowered to enforce the covenants contained in this Section 8, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

(iv) the covenants contained in this Section 8 shall survive the conclusion of Executive's employment by Company.

9. General Provisions.

(a) Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, facsimile, electronic mail or U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his or its address by written notice in accordance with this Section 9(a). Notices shall be deemed communicated as of the actual receipt or refusal

If to Executive:
R. Brad Martin
1025 Cherry Road
Memphis, TN 38117

If to Company:
Saks Incorporated
750 Lakeshore Parkway
Birmingham, AL 35211

(b) Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and without being impaired or invalidated in any way.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

(d) Entire Agreement. Except for any prior grants of options, restricted stock, or other forms of incentive compensation evidenced by a written instrument -- some of which are attached hereto as Exhibit A -- or by an action of the Board or Directors, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to employment of Executive by Company and contains all of the covenants and agreements between the parties with respec

(e) No Conflicting Agreement. By signing this Agreement, Executive warrants that he is not a party to any restrictive covenant, agreement or contract which limits the performance of his duties and responsibilities under this Agreement or under which such performance would constitute a breach.

(f) Headings. The Section, paragraph, and subparagraph headings are for convenience or reference only and shall not define or limit the provisions hereof.

(g) Attorneys Fees. If any case is brought to enforce any right or provision set out in this Agreement, Company shall reimburse Executive for reasonable costs incurred (including attorneys' fees) by Executive: (i) in the case of termination of employment that occurs prior to a Change in Control only if the Executive substantially prevails, and (ii) in the case of termination of employment after a Change in Control regardless of the outcome of the action with reimbursement being made as e

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAKS INCORPORATED

BY: _____________________
James A. Coggin
President and CAO

____________________
Brian J. Martin
General Counsel

__________________
R. Brad Martin
Executive